December 20, 1995                                       Personal & Confidential


Mr. Richard Thompson
1733 Wind Haven Way
Vienna, Virginia 22182

Dear Dick:

                  This will confirm our agreement, as amended as of December 20, 1995, in connection with your continued employment, as of 01 June 1995, by Microlog Corporation (the "Corporation"). Please confirm your acceptance of these terms by signing at the space provided on the last page of this letter.

                  1.       Duties and responsibilities.

                  You are to be employed on a full-time basis as President and Chief Operating Officer of the Corporation, reporting directly to me as the Corporation's Chief Executive Officer ("CEO"). Your duties and responsibilities will be those normally associated with such positions. Subject to the direction of the Board and CEO on matters of general policy, and of the Board as to matters legally requiring Board approval, you will be responsible for strategic planning, day to day operations, profitability, and company growth. Your duties will also include the supervision of all aspects of finance, planning, operations, marketing, sales, and personnel. With the exception of the CEO all company employees will be subject to your orders and direction. As I previously discussed with you, it is my intent to retire as CEO sometime during the term of this agreement, and to continue on a part time basis as a consultant to the Corporation. At such time, it is my expectation that you will succeed to the office of CEO, and your duties and responsibilities will be those normally associated with that position. I anticipate such a transition to take place after December 1996. In anticipation of such a transition, you are expected to prepare a plan of succession for consideration by the Board within the next year. Pursuant to this understanding, you are authorized to disclose this fact to others (on a confidential basis) as you consider appropriate and in the best interest of the Corporation. However, your succession to the office of CEO is subject to the approval by the Corporation's Board of Directors.

                  2.       Compensation

                  You will be compensated at the base rate of $160,000 per year, or such greater amount as determined by the Board from time to time, payable in 24 substantially equal installments twice a month, less normal withholdings and deductions.

                  You shall be entitled to participate in all benefit plans which are generally available to the Corporation's employees, and those available to executive officers of the Corporation, including, but not limited to, executive perquisites, incentive stock option plan, and executive bonus plan. You will be entitled to five weeks of paid vacation per year; this includes your time to perform your Naval Reserve duty.

                  You shall be entitled to continued use of a company car, leased for your business and personal usage, and the Corporation will continue to pay all related costs such as fuel, maintenance, insurance, and any excess mileage charges. Upon the expiration of the term of the lease for the car now provided to you, or earlier if necessary, you shall be provided with a replacement vehicle of a comparable type.

                  The Board of Directors will consider the purchase of key man insurance on your life, and on the lives of other executives if appropriate, in connection with its review of proposals for executive insurance to be prepared by you for Board consideration in conjunction with the development of the next annual budget. You will cooperate fully with the Corporation on matters relating to such insurance. The Corporation will be the beneficiary of any such key man life insurance, unless otherwise agreed with you in writing.


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                  3.       Stock Options

                  In September 1995, you were granted an option to purchase 100,000 shares of the Corporation's common stock in consideration of your acceptance of continued employment (the "ISO Option"). The terms and conditions of the ISO Option were in accordance with a successor plan to the Corporation's existing 1986 Stock Option plan (the "New Option Plan"). The ISO Option was granted subject to stockholder approval of the New Option Plan. The ISO Option has a term of ten years, will become exercisable over three years at the rate of thirty three and a third percent per year, and has an option price per share which was the market price per share at the close of business on the date of the grant. The ISO Option provides that if the Corporation terminates your employment other than "termination for cause", as defined below, you will be permitted to exercise the ISO Option, to the extent that it had become exercisable before the termination of employment (but not beyond the original ten year term of the option). To the extent eligible, the ISO Option was issued as an Incentive Stock Option (ISO), within the meaning and subject to the limitations of Section 422 of the Internal Revenue Code.

                  On the date hereof (December 20, 1995), you are being granted an option to purchase 150,000 shares of the Corporation's common stock in consideration of your acceptance of continued employment (the "Additional Option"). The terms and conditions of the Additional Option are in accordance with the New Option Plan. The Additional Option has a term of ten years, and will become exercisable 30 days before the tenth anniversary of grant, but the option will become exercisable prior to such time to the extent specified if the following conditions are met: one-third shall become exercisable at any time if the average fair market value per share of the Corporation's common stock equals or exceeds $3.50 for all trading days during the month of June 1996; one-third shall become exercisable at any time if the average fair market value per share of the Corporation's common stock equals or exceeds $5.00 for all trading days during the month of June 1997; and one-third shall become exercisable at any time if the average fair market value per share of the Corporation's common stock equals or exceeds $10.00 for all trading days during the month of June 1998. The Additional Option will have an option price per share which is the market price per share at the close of business on the date of grant. The Additional Option will provide that if the Corporation terminates your employment other than "termination for cause", as defined below, you will be permitted to exercise the Additional Option, to the extent that it had become exercisable before the termination of employment (but not beyond the original ten year term of the option). The Additional Option will be issued as an option that is not an ISO (a non-qualified stock option) for purposes of the Internal Revenue Code.

                  4.       Bonuses

                  You will be entitled to executive bonuses in accordance with the terms of each Executive Bonus Plan approved by the Board during or with respect to each year of your continued employment.

                  5.       Board Membership

                  You will continue to serve as a director of the Corporation and shall be proposed for re-election at the expiration of your current term of office as a director for as long as you continue to be an officer of the Corporation

                  6.       Term of Employment

                  Your term of employment under this agreement shall be from 1 June 1995 through 31 December 1998 unless earlier terminated as provided below. The Board of Directors may terminate your employment at any time with or without cause. You shall have no right to receive compensation or any other benefits from the Corporation for any period after termination for cause other than such vested retirement benefits to which you may be entitled under any qualified employee pension plan maintained by the Corporation, and any deferred compensation to which you may be entitled. The term "termination for cause" shall mean termination by the Corporation because of your gross incompetence, willful and intentional misconduct to the Corporation, breach of fiduciary duty in connection with your services involving personal profit, intentional failure to perform the duties

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of your office,  willful  violation of any law,  rule or  regulation  other than minor traffic violations or similar offenses, or material breach of any provision of this agreement.

                  In no event, however, will a termination be deemed to be "for cause" unless, prior to such termination, the Board of Directors, after giving you reasonable notice, and the opportunity to be heard, shall have duly adopted a resolution approved by at least two thirds of its members finding that you have been guilty of specific conduct as described above, and further finding that the effect of such conduct has been materially adverse to the interests of the Corporation. In the event that you do not agree with such findings, the issue of whether the termination shall be "for cause" will be subject to binding arbitration under the "Employment Dispute Resolution" rules of the American Arbitration Association.

                  If your employment is terminated for any reason other than "for cause" at any time prior to the expiration of the three year term of your employment under this agreement, or prior to the expiration of any extension of the term signed by any authorized representative of the Corporation, your then existing base salary, plus all benefits or their equivalent value, will continue for a period of twelve months following the date of such termination, and you will also receive such vested retirement benefits to which you may be entitled under any qualified employee pension plan maintained by the Corporation, plus any deferred compensation to which you may be entitled.

                  If you continue in the employment of the Corporation following expiration of the term stated above, in the absence of a new written employment agreement between you and the Corporation, the term of this agreement shall be deemed to be extended in one year increments from year to year, unless terminated earlier as provided above, or terminated by either party effective as of the end of any incremental extension upon at least sixty days prior written notice.

                  7.       Noncompetition

                  During the term of your employment, and for a period of one year after the termination of your employment, you shall not compete, directly or indirectly on your own behalf, or on behalf of any other person or entity, with the Corporation or any of its affiliates; nor shall you solicit or induce, directly or indirectly on your own behalf, or on behalf of any other person or entity, any employee of the Corporation or its affiliates to leave the employ of the Corporation or any of its affiliates; nor shall you solicit or induce, directly or indirectly, on your own behalf or on behalf of any other person or entity, any customer of the Corporation or any of its affiliates to reduce its business with the Corporation or any of its affiliates.

                  Dick, on behalf of Microlog and the other Board members, I am pleased to extend this offer of continued employment, and I look forward toward a long and mutually profitable association.

                                       Yours truly,
                                       Microlog Corporation


                                       By:  /s/Joe L. Lynn
                                           ------------------------------
                                            Joe L.  Lynn
                                            Chief Executive Officer
Accepted:



- -----------------------------------------
             Richard A. Thompson

Date:
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